Exhibit 99.1

FOR IMMEDIATE RELEASE

June 2, 2021

Sorrento completes acquisition of acea therapeutics, creating a major oncology franchise

•	among multiple clinical- and preclinical-stage NCE (new chemical entity) compounds acquired, abivertinib is an anchoring late-stage drug product with positive clinical trial results in both Non-small cell lung cancer (NSCLC) and b-cell lymphoma:

o	Abivertinib is potentially one of the most effective clinical-stage dual tyrosine kinase inhibitors (TKI), targeting both mutant epidermal growth factor receptor (EGFR) and Bruton’s tyrosine kinase (BTK).

o	Abivertinib is a pyrrolopyrimidine-based irreversible third-generation (3G) EGFR TKI, structurally distinct from all other 3G pyrimidine-based EGFR inhibitors.

o	More than 600 cancer patients have been treated with Abivertinib with a strong safety profile.

o	At the Recommended Phase 2 Dose (RP2D), 300 mg BID, Abivertinib demonstrated favorable clinical efficacy and manageable adverse events in 300 patients with EGFR T790M+ NSCLC as a second line therapy. Positive interim trial results were reported at the American Society of Clinical Oncology (ASCO) Conference (2019) with 90% of cancer patients had tumor size reduction and an 88% DCR (disease control rate). ORR (overall response rate) was 52%, PFS (progression free survival) was 8 months and OS (overall survival) was 25 months. Improved efficacy results have been achieved with the addition of more subjects, longer term follow-up and maturity of the data and will be released soon with plans to pursue a pre-NDA discussion with the FDA.

o	Abivertinib showed similar efficacy as compared to Osimertinib, the only FDA approved third generation EGFR inhibitor, with results from a separate study. However, Abivertinib has a different drug resistant mechanism that could warrant as an alternate to Osimertinib in NSCLC patient treatment to potentially prolong the overall survival.

o	Abivertinib is a potent BTK inhibitor (BTKi) and demonstrated positive clinical trial results in relapsed or refractory (R/R) B-cell malignancies. At 200 mg BID, the ORR was 81.8% (9/11) and the DCR was 100% in an open-label Phase 1 study in relapsed or refractory (R/R) B-Cell lymphoma (NCT03060850).

o	Separate Phase 2 clinical trials (approximately 400 patients enrolled so far) are currently under way in the US (completed with 96 patients enrolled) and Brazil (~300 out of 400 total patients enrolled so far) for the treatment of acute respiratory distress syndrome (ARDS) associated with SARS-CoV-2 viral infection using a dose of Abivertinib 100 mg daily. Results are expected to be available by the end of the summer.

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o	Clinical trials to-be-initiated in near future include: a potential Phase 3 study as first line therapy for NSCLC and Phase 2 studies for other cancer and autoimmune disease indications, such as multiple sclerosis, systemic lupus erythematosus, and resistance prostate cancer and hairy cell leukemia (orphan drug indication).

o	Sorrento is seeking major global partnership(s) to co-develop and co-commercialize Abivertinib.

SAN DIEGO, June 2, 2021 (GLOBE NEWSWIRE) -- Sorrento Therapeutics, Inc. (Nasdaq: SRNE, "Sorrento") announced today that it has completed the acquisition of ACEA Therapeutics, Inc. (“ACEA”).

The merger was completed on June 1, 2021 and at such time, ACEA became a wholly owned subsidiary of Sorrento. The total value of the consideration payable to the holders of securities of ACEA in the merger was $38,000,000, subject to certain adjustments for interest expenses, indebtedness, transaction expenses and cash. In total, 5,519,469 shares of Sorrento common stock were issued at closing in satisfaction of certain outstanding indebtedness of ACEA. In addition to the foregoing consideration, and subject to the achievement of certain clinical and sales milestones (as described below), Sorrento will pay the ACEA equity holders (i) up to $450,000,000 in additional payments, subject to the receipt of certain regulatory approvals and achievement of certain net sales targets with respect to the assets acquired in the merger and (ii) with respect to specified royalty-bearing products, five to ten percent of the annual net sales thereof, in each case in accordance with the terms of an earn-out agreement. The amount referenced in clause (i) of the preceding sentence includes the amounts that would have otherwise been due to ACEA under that certain License Agreement, dated July 13, 2020, which agreement terminated in its entirety at the effective time of the merger.

“This is a value-inflection acquisition for Sorrento as we bring in multiple NCE drug product candidates, including the previously licensed Abivertinib as an anchoring small molecule drug product for treating many different cancers and autoimmune diseases,” said Henry Ji, Ph.D., Chairman and Chief Executive Officer of Sorrento. “With broad-spectrum and synergistic infrastructures and expertise in pharmaceutical and biological drug discovery, development and manufacturing, and expanded geographic coverage in China and North America, we envision Sorrento becoming a leading biopharmaceutical company to develop and commercialize innovative medicines that will save and improve lives globally.”

"With perfectly aligned missions, ACEA and Sorrento are both committed to developing innovative drugs and providing therapeutic solutions for unmet medical needs. The successful integration of ACEA small molecule drug pipelines to Sorrento large molecule and cell therapy platforms will significantly strengthen and facilitate the innovative drug development in the field of cancer and autoimmune diseases," said Xiao Xu, M.D, President of ACEA Therapeutics.

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About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to treat cancers and COVID-19. Sorrento's multimodal, multipronged approach to fighting cancer is made possible by its extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), clinical stage immuno-cellular therapies (“CAR-T”, “DAR-T™”), antibody-drug conjugates (“ADCs”), and clinical stage oncolytic virus (“Seprehvir™”). Sorrento is also developing potential antiviral therapies and vaccines against coronaviruses, including COVIGUARD™, COVI-AMG™, COVISHIELD™, Gene-MAb™, COVI-MSC™ and COVIDROPS™; and diagnostic test solutions, including COVITRACK™, COVISTIX™ and COVITRACE™.

Sorrento's commitment to life-enhancing therapies for patients is also demonstrated by our effort to advance a first-in-class (TRPV1 agonist) non-opioid pain management small molecule, resiniferatoxin (“RTX”), and SP-102 (10 mg, dexamethasone sodium phosphate viscous gel) (SEMDEXA™), a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, and to commercialize ZTlido® (lidocaine topical system) 1.8% for the treatment of post-herpetic neuralgia. RTX has completed a Phase IB trial for intractable pain associated with cancer and a Phase 1B trial in osteoarthritis patients. SEMDEXA is in a pivotal Phase 3 trial for the treatment of lumbosacral radicular pain, or sciatica. ZTlido® was approved by the FDA on February 28, 2018.

For more information visit www.sorrentotherapeutics.com.

About ACEA Therapeutics Inc.

ACEA Therapeutics is committed to developing and delivering innovative treatments to improve the lives of patients with life-threatening diseases. ACEA has expanded drug discovery efforts to encompass development in both targeted and immunotherapy areas. Alongside a robust R&D organization, ACEA has established drug manufacturing and commercial capabilities in China to support its long-term growth. This infrastructure provides ACEA greater control over drug supply chain to make sure products are delivered to patients on-time and at the highest quality. ACEA is well positioned to deliver on its promise to bring innovative treatments to patients living with life-threatening diseases while creating value for shareholders, employees, and society.

For more information visit www.aceatherapeutics.com

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc., under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the potential effects that the acquisition of ACEA may have on Sorrento’s business and product candidate pipeline; Sorrento’s ability to combine ACEA’s technology with Sorrento’s technology and manufacturing capabilities; and Sorrento’s potential position in the biopharmaceutical industry. Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements include, but are not limited to: potential adverse reactions or changes to business relationships resulting from the completion of the merger; unexpected costs, charges or expenses resulting from the merger; risks related to Sorrento's technologies and prospects, including, but not limited to: risks related to seeking regulatory approvals; clinical development risks, including risks in the progress, timing, cost, and results of clinical trials and product development programs; risk of difficulties or delays in obtaining regulatory approvals; risks that clinical study results may not meet any or all endpoints of a clinical study and that any data generated from such studies may not support a regulatory submission or approval; risks that prior test, study and trial results may not be replicated in future studies and trials; risks of manufacturing and supplying drug product; risks related to leveraging the expertise of its employees, subsidiaries, affiliates and partners to assist Sorrento in the execution of its therapeutic antibody product candidate strategies; risks related to the global impact of COVID-19; and other risks that are described in Sorrento's most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento's Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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Media and Investor Relations Contact

Alexis Nahama, DVM (SVP Corporate Development)

Email: mediarelations@sorrentotherapeutics.com

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Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

G-MAB™, DAR-T™, SOFUSA™, COVIGUARD™, COVI-AMG™, COVISHIELD™, Gene-MAb™, COVIDROPS™, COVI-MSC™, COVITRACK™, COVITRACE™ and COVISTIX™ are trademarks of Sorrento Therapeutics, Inc.

SEMDEXA™ is a trademark of Semnur Pharmaceuticals, Inc.

ZTlido® is a registered trademark owned by Scilex Pharmaceuticals Inc.

All other trademarks are the property of their respective owners.

©2021 Sorrento Therapeutics, Inc. All Rights Reserved.

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